                                                                       EXHIBIT 5

                                   QMS, INC.
                                   ---------


                          MASTER DISTRIBUTOR AGREEMENT
                          ----------------------------

     THIS MASTER DISTRIBUTOR AGREEMENT (the "Agreement") is made as of October 16th, 1995, between QMS, INC., a Delaware corporation ("QMS"), and QMS Europe B.V., a corporation organized under the laws of The Netherlands ("QMS Europe"), and QMS Australia PTY Ltd., a corporation organized under the laws of Victoria, Australia.

                                   RECITALS:
                                   --------

     QMS manufactures and sells QMS Products (as hereinafter defined).

     QMS desires to appoint QMS Europe, its wholly-owned subsidiaries and QMS Australia as distributors to sell, individually or as a component of another product, printer and printer related products currently manufactured and sold by QMS and such products as may be developed, manufactured and sold by QMS from time to time during the term of this Agreement ("Distributor Products"), and QMS Europe, on its own behalf and on behalf of its wholly-owned subsidiaries, and QMS Australia, each desires to accept such appointment in accordance with the terms and conditions contained herein.

     In consideration of the above premises and the covenants hereinafter set forth, the parties hereby agree:

1.  APPOINTMENT AS DISTRIBUTOR
    --------------------------

     1.1  APPOINTMENT.  QMS Europe, its wholly-owned subsidiaries and QMS
          -----------
Australia are appointed as QMS' authorized distributors to resell Distributor Products, either individually or as a component of another product ("QMS Products") to customers located in Europe (including the United Kingdom), the Middle East, Africa, Australia and New Zealand (the "Territory") and QMS Europe, on its own behalf and on behalf of its wholly-owned subsidiaries, and QMS Australia, each accepts such appointment and agrees to conduct its business as a distributor of QMS Products and, in the case of QMS Europe, agrees to cause its wholly-owned subsidiaries to conduct their respective businesses as distributors of QMS Products, at all times during the term of such appointment in accordance with the terms of this Agreement. QMS Europe, its wholly-owned subsidiaries and QMS Australia are hereinafter referred to, collectively, as the "Distributor."

     1.2  EXCLUSIVITY.
          -----------

          (a) Distributor shall be QMS' sole and exclusive distributor of QMS Products in the Territory; provided, however, that (i) if following written
                                --------  -------
     request by QMS, Distributor shall decline to market and resell a particular QMS Product, QMS may, thirty (30) days following receipt of the initial request by Distributor, sell such QMS Product in the Territory or appoint authorized distributors for the resale of such QMS Product in the Territory.
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          (b) If in any calendar year Distributor shall not comply with the
     Minimum Resales Requirements (as hereinafter defined), after written notice followed by a cure period of ninety (90) days during which period the parties will attempt to negotiate in good faith a solution for the reasons of the shortcomings, QMS may elect to terminate the exclusivity rights granted herein and may sell Distributor Products or appoint additional authorized distributors of QMS Products in the Territory in lieu of exercising its right to terminate this Agreement pursuant to Section 5.1(b)
                                                                  --------------
     hereof. "Minimum Resales Requirements" shall mean $60,000,000 in sales of QMS Products per full calendar year during the term of this Agreement.

     1.3  PRODUCTS OF OTHERS.  Distributor shall have the right to sell and
          ------------------
distribute the products of others within the Territory provided that such right shall not conflict with the interest of QMS in maximizing sales of QMS Products in the Territory. The existence of a conflict with the interest of QMS shall include the selling of other products that are functionally equivalent to QMS Products and includes the improper disclosure or use of proprietary information of QMS made available to Distributor. Distributor shall promptly give notice to QMS of new lines of products and firms at such times as Distributor undertakes to distribute and sell such products and/or represent such companies.

2.   PURCHASE OF QMS PRODUCTS
     ------------------------

     2.1  PURCHASE OF QMS PRODUCTS.  Distributor will purchase from QMS and QMS
          ------------------------
will sell to Distributor the Distributor Products in such quantities as Distributor may determine from time to time during the term of this Agreement. All purchases of Distributor Products by Distributor shall be made solely pursuant to this Agreement; provided, however, that Distributor may purchase engines, spare parts and keyed consumables directly from third parties.

     2.2  PRICE, PAYMENT AND DELIVERY.  The purchase prices for Distributor
          ---------------------------
Products shall be equal to the standard cost of production of such Distributor Products as determined by the chief financial officer of QMS (including, but not limited to, overhead costs, research and development costs and royalty payments made by QMS) in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") consistently applied and QMS' accounting policies ("Standard Cost"). Distributor shall pay QMS the purchase price for Distributor Products no later than thirty (30) days following the date of the invoice for such Distributor Products. Distributor Products shall be sold hereunder F.O.B., QMS' facility in Mobile, Alabama. Delivery shall take place when Distributor Products are placed in the possession of a common carrier, packed and ready for shipment to Distributor, or when Distributor Products are stored at QMS' facility in accordance with instructions from Distributor. The risk of loss or damage with respect to the Distributor Products shall pass to Distributor when the Distributor Products are duly delivered to the carrier or are stored at Seller's facility in accordance with instructions from Distributor. In the event of a loss subsequent to delivery, Distributor shall pay for the Distributor Products so delivered and shall (notwithstanding the loss) assume responsibility for promptly advising the carrier and insurer of the loss, for filing a claim and for prosecuting the recovery of any sums owed by such parties to QMS or to Distributor. QMS shall, upon request, cooperate with Distributor in establishing any such claim. Any arrangement made and expenses incurred by QMS for carriage or insurance of the Distributor Products after the Distributor Products are tendered for delivery to Distributor shall be for the

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account of Distributor and promptly paid or reimbursed to QMS by Distributor.
At least ten (10) days prior to the confirmed shipment date, Distributor shall give QMS written instructions regarding the destination at which the Distributor Products are to be shipped and the choice of carrier and type of conveyance. In the absence of such instructions, QMS shall select the carrier and type of conveyance in conformity with QMS' standard commercial practices for such shipments. If no ship-to location is given, then QMS will ship the Distributor Products to Distributor's office location. To the extent not inconsistent with the terms hereof, the terms and conditions of the invoice used by QMS in connection with the shipment of Distributor Products hereunder are incorporated by reference herein and shall apply as if fully recited herein.

     2.3  COMMISSION.  Distributor will pay a commission to QMS on all sales of
          ----------
QMS Products (the "Commission") in an amount equal to twelve percent (12%) of the sale price of QMS Products sold by Distributor as shown on Distributor's invoices excluding value added tax, freight and related charges. The Commission shall be payable quarterly in arrears, within thirty (30) days of the end of each quarter.

     Distributor guarantees to QMS average Commissions of at least $500,000 a month in any calendar year commencing with calendar year 1996. If in any particular calendar year the cumulative monthly average Commissions paid by Distributor is less than $500,000, Distributor shall make a cash payment to QMS in an amount which, when added to the cumulative Commissions paid year-to-date, will result in a cumulative monthly average of $500,000 (the "Shortfall"). Shortfall payments shall be made by certified or bank check or by wire transfer within thirty (30) days of the end of the calendar month in which the Shortfall occurred. Distributor shall receive a credit for all Shortfall payments made to QMS during a calendar year in the amount of such Shortfall payments (the "Credit"). If the amount of the Commission owed to QMS for any month exceeds $500,000, Distributor may offset the amount owed to QMS in excess of $500,000 against the Credit and the Credit shall be appropriately reduced. The Credit may only be used to offset excess Commission owed in the calendar year in which the Shortfall related to the Credit existed.

     2.4  FAILURE OF DISTRIBUTOR TO MEET OBLIGATIONS.  QMS will have the right
          ------------------------------------------
to refuse to supply Distributor with Distributor Products in the event that Distributor fails to comply with any of its obligations under this Agreement, or fails to pay QMS for any purchase of Distributor Products or to make any Commission payments when such payments are due.

     2.5  DISCONTINUATION OR MODIFICATION OF DISTRIBUTOR PRODUCTS.  QMS reserves
          -------------------------------------------------------
the right, upon sixty (60) days prior written notice to Distributor, to discontinue any Distributor Product. QMS also reserves the right to add, adopt or change any Distributor Product, any QMS trademark or trade name, and any design or specification of any Distributor Product. QMS will notify Distributor of any material addition, adoption or change as soon as reasonably practicable.

3.   OBLIGATIONS OF DISTRIBUTOR
     --------------------------

     3.1  CONFIDENTIALITY.  From time to time, QMS may make available to
          ---------------
Distributor certain information, including but not limited to, information set forth in programming, operations and service manuals, engineering and technical data, test and analysis data, marketing, application and customer information, and will provide Distributor schematics for new Distributor Products pursuant to Section 4.4 hereof.  In the event this information is considered by QMS to be
   -----------
proprietary and/or confidential ("Confidential Information"), it will be so marked when transmitted to Distributor. All Confidential Information shall remain the sole and exclusive property of QMS, and Distributor shall have no right to use, practice or disclose the Confidential Information except for the purpose for which it was disclosed to Distributor. Distributor agrees to maintain the Confidential Information in confidence during the term of this Agreement and for a period of three (3) years thereafter and further agrees not to divulge the same to anyone except to directors, officers, employees or agents who require access thereto to carry out the purpose for which the Confidential Information was disclosed and who shall have been informed of the obligation of confidentiality set forth herein. Distributor shall be responsible for any breach of this provision by its directors, officers, employees or agents. Upon termination or cancellation of this Agreement, all Confidential Information, and any copies thereof, shall be immediately physically delivered to QMS at the address set forth in Section 7.4 hereof.
                     -----------

     3.2  FINANCIAL STATEMENTS.
          --------------------

          (a) Within ninety (90) days after the end of each fiscal year of Distributor, Distributor shall furnish QMS with an audited balance sheet of Distributor as of the end of such fiscal year and the related statements of income, stockholders' equity and cash flows, prepared in accordance with Dutch Generally Accepted Accounting Principles ("Dutch GAAP") and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of Distributor.

          (b) Within forty-five (45) days after the end of each fiscal quarter of Distributor (other than the last quarter in each fiscal year), Distributor shall furnish QMS with an unaudited balance sheet of Distributor for such fiscal quarter and related statements of income, stockholders' equity and cash flows, prepared in accordance with Dutch GAAP and certified by Distributor's Managing Director.

     3.3  INDEMNIFICATION FOR THIRD-PARTY CLAIMS.  Distributor will indemnify,
          --------------------------------------
defend and hold QMS harmless from and against all liabilities, losses, damages, claims, actions, causes of action, costs and expenses (including without limitation attorney's fees) ("Losses") arising out of or with respect to the activities of Distributor in performing its obligations under this Agreement claimed by third parties except for Losses arising out of product liability claims.

4.   OBLIGATIONS OF QMS
     ------------------

     4.1  ADVERTISING MATERIALS.  QMS will provide Distributor with a reasonable
          ---------------------
quantity of Distributor Product manuals, brochures and other materials in the English language to assist Distributor in the promotion and sale of QMS Products. QMS will make additional copies of these materials available to Distributor at a reasonable cost. QMS shall not be responsible for any translation expense or for providing Distributor Product manuals, brochures and other materials in any language other than English.

     4.2  TECHNICAL ASSISTANCE.  QMS will provide Distributor with reasonable
          --------------------
technical assistance and information regarding Distributor Products and keep Distributor apprised of material information regarding Distributor Products.

     4.3  PRODUCT CUSTOMIZATION.  At the request of Distributor, QMS will
          ---------------------
provide Distributor with a price quote, based on normal hourly rates for product customization services, to customize any of the Distributor Products. If Distributor then wishes to have a QMS Product customized for the quoted price, it shall request such customization in writing to QMS. QMS will submit to Distributor a statement for customization services provided which will be payable by Distributor within thirty (30) days of the date of statement.

     4.4  SCHEMATICS.  QMS will provide Distributor, without charge, schematics
          ----------
of all future Distributor Products and enhancements of current Distributor Products sold by Distributor.

     4.5  PRODUCT WARRANTIES.
          ------------------

          (a) Each sale of Distributor Products to Distributor shall be warranted to provide that if there exists a product failure due to a specific defect in workmanship or materials of the same cause and in the same part, repetitively occurring during ninety (90) days from delivery of the Distributor Products to Distributor in more than five percent (5%) of a shipment lot of the Distributor Products, such failure shall be deemed an "Epidemic Failure." Distributor will advise QMS in writing if Distributor believes an Epidemic Failure condition exists and shall provide evidence satisfactory to QMS, including Distributor's service log. If both parties agree an Epidemic Failure condition exists QMS shall, at its discretion, repair or replace the defective QMS Products.

          (b) THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE MADE IN LIEU OF AND TO THE EXCLUSION OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

5.   TERM AND TERMINATION
     --------------------

     5.1  TERM.  The initial term of this Agreement will commence on the
          ----
effective date hereof and end on December 31, 2000, and will be automatically renewed for separate but successive one-year terms, unless terminated by the parties hereto as follows:

          (a) At the end of the initial term or any subsequent one-year term hereof by either party upon written notice to the other party received not less than six (6) months prior to the expiration of any such term; or

          (b) By either party at any time after the occurrence of any one or more of the following events of default: (i) failure of the other party to perform any material obligation or covenant of the other party under this Agreement; (ii) the material breach of any warranty or representation made by the other party in this Agreement that is not remedied as provided herein; (iii) the entering into or filing by or against the other party of a petition, arrangement or proceeding seeking an order for relief under the bankruptcy laws of the United States, a receivership for any of the assets of the other party, a composition with or assignment for the benefit of its creditors, a readjustment of debt, or the dissolution or liquidation of the other party; or (iv) the insolvency of the other party; or

          (c) By QMS, in the event of (i) the conveyance by Distributor of a substantial portion of its assets without the prior written consent of QMS, or (ii) a stock transfer or combination of stock transfers which result in Jalak Investments B.V., Peter van Schaick and QMS collectively owning, directly or indirectly, less than 51% of the aggregate voting power of all outstanding voting securities of either QMS Europe or QMS Australia; or

          (d) By QMS in the event Distributor does not meet the Minimum Resales Requirements set forth in Section 1.2 hereof by written notice given within
                               -----------
     ninety (90) days after the expiration of a ninety (90) days cure period set forth in Section 1.2 hereof.
              -----------

     5.2  EFFECT OF TERMINATION.
          ---------------------

          (a) Upon termination of this Agreement, all rights granted under this Agreement will immediately cease and terminate. Further, Distributor will cease all sales and distribution of QMS Products and remove from each of its location(s) and return to QMS or destroy all promotional and other material identifying Distributor as an authorized distributor of QMS Products; provided, however, that Distributor will have the right to sell
               --------  -------
     its remaining inventory of QMS Products in accordance with the terms and conditions of this Agreement, unless QMS will exercise its option by written notice to Distributor on or before the effective date of such termination, to repurchase Distributor's remaining inventory at the price(s) paid by Distributor to QMS for such inventory (it being understood that no Commission will be payable by Distributor on repurchases of inventory by QMS under this Section 5.2).
                                 -----------

          (b) Upon termination of this Agreement, QMS Europe, QMS Australia and any subsidiary of QMS Europe that has a corporate name containing the term "QMS" shall, as soon as is reasonably practicable, take all necessary steps, including without limitation making any necessary filings and registrations with the appropriate governmental authorities, to change their corporate names to remove the term "QMS," and shall choose new corporate names which do not contain an acronym which is confusingly similar to "QMS."

     5.3  LIABILITY UPON TERMINATION.  Neither party hereto will be liable to
          --------------------------
the other party hereto for damages, losses, costs or expenses of any kind or character whatsoever arising from the termination or expiration of this Agreement, whether such damages, losses, costs or expenses arise from the loss of prospective sales or expenses incurred or investments made in connection with the establishment, development or maintenance of Distributor's business, or any other reason whatsoever; provided, however, that such termination or expiration
                         --------  -------
will not affect any claim, demand, liability or right of either party hereto arising pursuant to this Agreement prior to the termination or expiration, or arising after termination or expiration in connection with sale by Distributor of its remaining inventory of QMS Products or Distributor's obligations under

Section 3.1 of this Agreement.
-----------

6.   DISPUTE RESOLUTION
     ------------------

     6.1  DISPUTES RELATING TO COST OF QMS PRODUCTS.
          -----------------------------------------

          (a) QMS shall provide Distributor, within forty-five (45) days of the end of each fiscal quarter, a statement signed by its Chief Financial Officer (the "Cost Statement") detailing the calculation of the Standard Cost of Distributor Products as charged by QMS to Distributor during the most recent fiscal quarter.

          (b) Distributor shall have the right, upon written notice to QMS within fifteen (15) days of receipt of the Cost Statement, to request a review of the Cost Statement. The Cost Statement shall be reviewed by an accounting firm that is nationally recognized in the United States and that is not affiliated with either party ("Cost Auditor"). The Cost Auditor shall be chosen by agreement of the parties hereto. If the parties hereto cannot agree on a Cost Auditor in a 15-day period following Distributor's request for review, each party shall designate a U.S. nationally recognized accounting firm, and the two firms shall, jointly, designate the Cost Auditor.

          (c) The Cost Auditor shall review the Cost Statement and shall issue a report with respect to the calculation of Standard Cost of Distributor Products under U.S. GAAP consistently applied and QMS' accounting policies and the applicable provisions of this Agreement.

          (d) If the Cost Auditor's report determines that the prices charged by QMS to Distributor for Distributor Products sold to Distributor during the quarterly period under examination were, in the aggregate, greater than 103% of the aggregate Standard Cost of such Distributor Products as determined by the Cost Auditor, then QMS (i) shall within forty-five (45) days of Cost Auditor's final report, repay the actual amount of the overcharge, and (ii) shall pay all costs and expenses of selecting the Cost Auditor and all costs and expenses and other fees charged by the Cost Auditor in connection with it review and the issuance of its report (the "Cost Audit Expenses"). Distributor shall pay the Cost Audit Expenses in all other circumstances.

          (e) The Cost Auditor's determination shall be final, non-appealable and binding upon the parties hereof.

     6.2  DISPUTES RELATING TO SALES OF QMS PRODUCTS.
          ------------------------------------------

          (a) Distributor shall provide QMS, within forty-five (45) days of the end of each fiscal quarter, a statement signed by its managing director (the "Sales Statement") detailing the calculation of the unit volume and dollar value of sales of QMS Products made by Distributor during the most recent quarterly period.

          (b) QMS shall have the right upon written notice to Distributor within fifteen (15) days of receipt of the Sales Statement to request a review of the Sales Statement. The Sales Statement shall be reviewed by an accounting firm that is nationally recognized in The

     Netherlands and that is not affiliated with either party ("Sales Auditor"). The Sales Auditor shall be chosen by agreement of the parties hereto. If the parties hereto cannot agree on a Sales Auditor in a 15-day period following QMS' request for review, each party shall designate a Dutch nationally recognized accounting firm which shall, jointly, designate the Sales Auditor.

          (c) The Sales Auditor shall review the Sales Statement and shall issue a report with respect to the calculation of Commissions paid on sales of QMS Products during the fiscal quarter under the terms of this Agreement.

          (d) If the Sales Auditor's report determines that the Commissions paid by Distributor for QMS Products sold during the quarterly period under examination were, in the aggregate, less than 97% of the aggregate Commissions payable as determined by the Sales Auditor, then Distributor
     (i) shall, within forty-five (45) days of Sales Auditor's final report, pay the additional Commissions, and (ii) shall pay all costs and expenses of selecting the Sales Auditor and certain expenses and other fees charged by the Sales Auditor in connection with the Sales Audit (the "Sales Audit Expenses"); QMS shall pay the Sales Audit Expenses in all other circumstances.

          (e) The Sales Auditor's determination shall be final, non-appealable and binding upon the parties hereof.

     6.3  ARBITRATION.
          -----------

          (a) All disputes under this Agreement other than those under Section
                                                                       -------
6.1 and Section 6.2 hereof shall be settled by arbitration in Atlanta, Georgia,
---     -----------
U.S.A. pursuant to the American Arbitration Association Commercial Arbitration Rules which rules are deemed to be incorporated by reference herein, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (b) The number of arbitrators shall be three (3), each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party hereto and shall be a person experienced in international trade and business matters. Each party shall nominate one arbitrator and the two arbitrators so appointed shall select a third arbitrator.

          (c) Arbitration may be commenced at any time by either QMS or Distributor giving written notice to the other that such dispute has been referred to arbitration under this Section 6.3. Any award rendered by the
                                   -----------
arbitrators, shall be final, conclusive, non-appealable and binding upon the parties hereto and shall be accompanied by a written opinion of the arbitrators giving the reasons for the awards; provided, however, that the arbitrators shall
                                   --------  -------
have no authority to award any special indirect, incidental, consequential, punitive or other damages not measured by the prevailing party's actual damages and the arbitrators may not make any ruling, finding or award that does not conform with the terms and conditions of this Agreement. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that the arbitrators may assess, as part of
                --------  -------
their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     6.4  SPECIFIC PERFORMANCE.  The provisions for review of Cost Statements,
          --------------------
Sales Statements and arbitration shall be specifically enforceable by the parties.

7.   MISCELLANEOUS PROVISIONS
     ------------------------

     7.1  ENTIRE AGREEMENT; AMENDMENTS.  This Agreement and the Exhibits
          ----------------------------
attached hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior oral or written agreements. This Agreement may not be amended or modified, except by a further written agreement signed by the parties hereto.

     7.2  WAIVER.  No failure or delay on the part of a party hereto in
          ------
exercising any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

     7.3  ASSIGNMENT.
          ----------

          (a) In the event of a sale or transfer by QMS of its business (by merger, sale of stock, sale of substantially all of its assets or otherwise)("Sale of Business"), QMS may, without the consent of Distributor, assign its rights and obligations under this Agreement to the ultimate successor in interest to the business of QMS (the "Successor"), provided that the Successor agrees, in writing, to abide by the terms of this Agreement. Failure of QMS to assign its rights and obligations under this Agreement to the Successor in the case of a Sale of the Business, or failure to obtain a written agreement from the Successor to such an assignment shall constitute a breach of this Agreement.

          (b) Except as set forth in paragraph (a) above, neither QMS nor Distributor shall have the right to assign its rights and obligations under this Agreement without the prior written consent of the other.

     7.4  NOTICE.  Except as otherwise specified herein, all notices,
          ------
communications and reports required or permitted pursuant to this Agreement will be in writing and will be mailed, telecopied, or delivered to the other party at the address shown below (or at such other address as may be specified hereafter in writing by either party hereto to the other party in accordance with this
Section 7.4) and will be effective and deemed received upon the earlier of (i) delivery or (ii) fifteen (15) days after placed in the mail.

          If to QMS:     QMS, Inc.
                         One Magnum Pass
                         Post Office Box 81250
                         Mobile, Alabama USA  36689-1250
                         Attn:  Legal Department
          with a required     Powell, Goldstein, Frazer & Murphy
          copy to:            Sixteenth Floor
                              191 Peachtree Street, N.E.
                              Atlanta, Georgia 30303
                              Attn:  G. William Speer, Esq.


          If to Distributor:  Jalak Investments B.V. i.o.
                              c/o QMS Europe B.V.
                              Reactorweg 160
                              3542 AD Utrecht
                              P. O. Box 8540
                              3503 RM Utrecht
                              The Netherlands
                              Attn:  Peter van Schaick

          with a required     Meijer c.s.
          copy to:            Scheveningseweg 50
                              2517 KW 's - Gravenhage
                              The Netherlands
                              Attn:  Georg Werger

     7.5  SEVERABILITY.  In the event that any one or more of the provisions, or
          ------------
parts of any provisions, contained in this Agreement will for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the same will not invalidate or otherwise affect any other provision hereof, and this Agreement will be construed as if such invalid, illegal or unenforceable provision, or part of any provision, had never been contained herein.

     7.6  FORCE MAJEURE.  Except for the obligation of Distributor to pay for
          -------------
any and all QMS Products purchased pursuant to this Agreement, neither party hereto shall be liable for the failure to perform any of its obligations under this Agreement if such failure is caused by the occurrence of any contingency beyond the reasonable control of such party, including without limitation, fire, flood, strikes and other industrial disturbances, failure of raw material suppliers, failure of transport, accidents, wars, riots, insurrections, acts of God or orders of governmental agencies. In the event that any such contingency occurs which affects QMS's performance, QMS may allocate production and delivery among its customers as it sees fit in its sole discretion and without liability to Distributor.

     7.7  GOVERNING LAW.  This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of Georgia.

     7.8  GOVERNING LANGUAGE.  Regardless of whether a copy of this Agreement is
          ------------------
translated into another language, the official version hereof shall be the English version, which shall prevail in all cases. All correspondence and communication between the parties, all reports, orders, instructions, literature, records and other written materials pertaining to this Agreement shall be maintained and delivered in the English language. All monetary amounts shall be in U.S. Dollars.

     7.9  INDEPENDENT CONTRACTOR.  This Agreement does not constitute or appoint
          ----------------------
Distributor as an agent of QMS. Distributor is an independent contractor hereunder, and QMS will not be liable for the debts, accounts, obligations or other liabilities of Distributor or of its agents, employees or independent contractors, including without limitation any costs for salaries, overhead, transportation or communication.

     The parties hereto have executed this Agreement, effective as of the day and year first above written.

QMS:                                    DISTRIBUTOR:

QMS, INC.                               QMS Europe B.V.


By:  /s/ James L. Busby                 By:  /s/ P.P. van Schaick
     ------------------                     ---------------------

Title:   President                      Title:  M.D.
        ---------------                        ------------------



                                        QMS Australia Pty Ltd.


                                        By:  /s/ P.P. van Schaick
                                            ----------------------

                                        Title:  M.D.
                                              --------------------

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